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          On July 14, 2008, August A. Busch IV, President and Chief Executive Officer Anheuser-Busch Companies, Inc. (the “Company”), and David A. Peacock, Vice President-Marketing, of Anheuser-Busch, Incorporated, participated in a teleconference, together with representatives of InBev S.A./N.V. (“InBev”), concerning the announced transaction between the Company and InBev.
          Set forth below is a transcript of the teleconference and the slides displayed during the teleconference:
InBev and Anheuser-Busch Agree to Combine, Creating the Global Leader in Beer
with Budweiser as its Flagship Brand (Conference Call)
CORPORATE PARTICIPANTS
Carlos Brito
InBev — CEO
August Busch, IV
Anheuser-Busch — President & CEO
Felipe Dutra
InBev — CFO
Dave Peacock
Anheuser-Busch — VP, Marketing
CONFERENCE CALL PARTICIPANTS
Marc Leemans
Bank Degroof — Analyst
James Edwardes Jones
Execution — Analyst
Andrew Holland
Dresdner Kleinwort — Analyst
Melissa Earlam
UBS — Analyst
Kris Kippers
Petercam — Analyst
Carlos Laboy
Credit Suisse — Analyst
Nico Lambrechts
Merrill Lynch — Analyst
Chris Wickham
MainFirst — Analyst
Trevor Stirling
Sanford Bernstein — Analyst
Gerard Rijk
ING Wholesale Banking — Analyst

PRESENTATION

Operator
Ladies and gentlemen, thank you for standing by and welcome to today’s conference call to discuss InBev’s combination with Anheuser-Busch. At this time, all participants have been placed on a listen-only mode. Following the presentation, we will open the call for a question-and-answer session.
InBev’s Chief Executive Officer, Carlos Brito, and Chief Financial Officer, Felipe Dutra, are joined on the call today by August Busch IV, President and Chief Executive Officer of Anheuser-Busch.
Before we begin, please note that certain statements contained in the report that are not statements of historical facts constitute forward-looking statements notwithstanding that such statements are not specifically identified.
Forward-looking statements are identified by words or phrases such as anticipates, estimates, projects, believes, intends and similar words and phrases. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and outside the control of the management of InBev and Anheuser-Busch.
Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements.
Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the risk that the businesses of InBev and Anheuser-Busch will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue, synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe and may be lower than expected; operating costs, customer loss, and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees may be greater than expected; the ability to obtain governmental or regulatory approvals of the merger in the proposed terms and schedule; the failure of shareholders of InBev or Anheuser-Busch to approve the merger; local, regional, national and international economic conditions and the impact they may have in InBev and Anheuser-Busch and their customers and the InBev and Anheuser-Busch’s assessment of that impact; rapid technology developments and changes; containing costs and expenses; governmental and public policy changes; the outcome of pending and future litigation and governmental proceedings; continued availability of financing and financial reports and the amounts at the time on the terms required to support future businesses of the combined company.
All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to the InBev or Anheuser-Busch or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above.
Forward-looking statements speak only as of the date on which such statements are made. InBev and Anheuser-Busch undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.
In connection with the proposed acquisition, Anheuser-Busch and/or InBev intend to file relevant materials with the SEC. Investors of Anheuser-Busch are urged to read the proxy statement and all other relevant documents filed with the SEC when they become available because they will contain important information. Investors will be able to obtain the documents for free through the SEC’s website at www.sec.gov and the AB stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Anheuser-Busch.
InBev and Anheuser-Busch and certain of their directors and executive officers may be deemed participants, participants in the solicitation of proxies from Anheuser-Busch stockholders in connection with the proposed transaction. Investors may obtain information regarding the participants in the interest of the participants by reading the proxy statement when it becomes available. Now I would like to turn the call over to InBev’s Chief Executive Officer, Mr. Carlos Brito.

Carlos Brito - InBev — CEO
Thanks, Maria. Good morning, everyone. Welcome to our call. Just to confirm, we have here on the call with us, we have August Busch, IV and Dave Peacock. Great to have you guys in here with me, Felipe Dutra.

So before we start, let me first go through today’s agenda with you. First, I’ll give you a summary of the transaction and the reasons I feel so enthusiastic about it. We’ll then talk a little bit about Anheuser-Busch and our views on the reasons behind the success of this company. Next, we will give you more details on our transaction rationale, explain the benefits of this deal in terms of synergies, both costs and top-line, and how we plan to capture these synergies. Lastly, we will have the opportunity to share with you in more detail our track record in delivering results in previous business combinations before we open for questions.
In terms of transaction summary, I’m very pleased to announce that Anheuser-Busch and InBev agreed to combine forces and create Anheuser-Busch InBev, the global leader in beer and one of the five largest consumer products companies in the world. Anheuser-Busch InBev will have a leading position in the five largest beer markets in the world, more than double the profitability of its largest competitor and the balanced exposure to high-growth margin markets and stable developed markets.
The combined entity will have an outstanding portfolio of leading global and local brands, including three of the top five brands in the world — Budweiser, Bud Light, and Skol. Budweiser will become the flagship brand of the new company and will expand through the extensive footprint InBev operates today in Europe, Latin America and Asia.
This transaction brings significant benefits for all shareholders of both companies. It provides value neither company could have created on its own such as gold expansion Budweiser, enhancing its Chinese market position and realizing significant cost synergies. We also firmly believe that, in a more competitive global landscape, this transaction will create a stronger company to generate benefits to consumers, wholesalers, communities and other stakeholders. Now I’m going to turn it over to August Busch, IV, who will share his thoughts on this combination. August?

August Busch, IV - Anheuser-Busch — President & CEO
Thank you, Brito. Before Brito end Felipe take you through the financials, I wanted to briefly comment on our new agreement. Our Board thoroughly evaluated different alternatives, but ultimately agreed that the price of $70 per share provides full and certain value for Anheuser-Busch shareholders and was superior to the earlier proposal. Anheuser-Busch InBev will be a global powerhouse of brands and brings together two companies with an ideal strategic and geographic fit. The combined business is best equipped to compete in a global industry and provide employees, wholesalers and other stakeholders with excellent opportunities for future growth.
Let me stress that this is a friendly business agreement. Carlos Brito is a strong leader with an ambitious plan for building this new great business. I respect him and he has my firm backing on the operation of the future company. I am convinced we will honor his public commitments and continue the traditions that have made Anheuser-Busch a success over many years. Now let me turn it back over to Brito and Felipe and I would be happy to take any questions at the end of the presentation. Thanks, Carlos.

Carlos Brito - InBev — CEO
Thanks, August, very kind words. You are right. I would like to stress it is a friendly combination and we will jointly work to make this dream come true.

August Busch, IV - Anheuser-Busch — President & CEO
Thank you.

Carlos Brito - InBev — CEO
Thanks, August. So moving on to the presentation, next section, the key transaction highlights. The combination between these two companies will be achieved through an acquisition of all outstanding AB shares by InBev in an all-cash offer of $70 per share, representing total equity consideration of $52 billion. The Boards of Directors of AB and InBev unanimously recommended the transaction. The Board of Directors of the combined company will be comprised of existing directors of InBev Board, Anheuser-Busch President and CEO, August Busch, IV and one other current or former director of AB’s Board. Shareholders will have an opportunity to vote on the proposed combination at special shareholder meetings, which will be scheduled at a later date. InBev’s controlling shareholder has agreed to vote its shares of InBev in favor of the combination.
We expect the closing of the transaction by year-end following regulatory clearance. The total transaction enterprise value amounts to $62 billion, which represents 12.4 times multiple on a 2008 expected EBITDA basis, which is in line with comparable pricing transactions in the industry. This transaction fully complies with InBev’s strict financial acquisition criteria and we expect significant value creation through cost synergies. We estimate total cost synergies of $1.5 billion phased in equally during the next three years.
In addition, we expect return on invested capital (inaudible) to exceed WACC in year two and the transaction to be EPS neutral in ‘09 and accretive in 2010 on a normalized basis.
We go to the next slide, we will see that financing for this transaction is fully committed and loan documents have been signed. Our consideration will be financed through a mix of debt, equity issuance and divestitures. InBev has secured $45 billion in financing, including a $7 billion bridge for noncore asset disposals from both companies.
Additionally, we have a $9.8 billion commitment in an equity bridge financing, which will allow the company flexibility to choose the timing and the form of equity offering for a period of up to six months after closing. The weighted average pretax cost of debt for this transaction will be LIBOR plus 150, 1-5-0, basis points and financing is being provided by several leading institutions. The annual cost of this new credit facility should be between 4.5% to 5.5% depending on our hedging strategy going forward.
We are fully committed to maintaining strong investment-grade ratings and intend to rapidly deleverage through strong free cash flow generation and reduce net debt to EBITDA to below two times our leading term financial target. This cash flow generation will also be driven by our enhanced focus on working capital improvements.
We also foresee a short-term reduction in dividend payments from the current level to support our commitment to a rapid repayment of debt, which we expect to restore to current levels in two to three years. Reducing the company’s leverage to its historical level of below two times EBITDA is of the highest priority of Anheuser-Busch InBev’s measure.
Moving on to next section, Anheuser-Busch highlights. We feel very confident that the partnership between AB and InBev will strengthen even further the pillars that made AB a success, the strength of the brands, focus on product innovation, the world-class production and distribution system and successful equity partnerships in Mexico and China.
Today, Budweiser and Bud Light are the two leading brands in the world’s largest beer profit pool. Those brands are also the number one and number two top-selling brands worldwide. Combined with the rest of AB’s strong portfolio, they represent almost 50% share in the U.S. market, significantly ahead of newly formed MillerCoors joint venture.
In this next slide, you’ll see that AB’s strong portfolio is also comprised not only of Budweiser and Bud Light, but also the number one brands across all remaining segments of the U.S. beer market.
AB has a strong pipeline of innovations and its recently launched products have been delivering outstanding results. Bud Light Lime, LandShark, and Chelada have been very well-received by the U.S. consumer and have captured almost two percentage points of marketshare in 2008.
AB operates a very efficient footprint of 12 breweries across the United States providing geographical proximity of production to end markets. Together with the highly dedicated, mostly exclusive wholesaler network, this has created a strong foundation for growth.
AB has made selected equity investments in very successful companies and attractive markets. AB owns an approximately 50% economic stake in Grupo Modelo, the leading beer play and the third largest beer profit pool in the world — Mexico. AB also holds a 27% stake in Tsingtao, China’s leading premium beer. China is the world’s largest and fastest-growing beer market and an important element of AB’s international growth strategy.
Now if we move to the next section, we’re going to talk a little about transaction rationale. Talking about the transaction rationale for this transaction, we clearly see it is a natural next step of a successful long-term relationship between InBev and Anheuser-Busch. Anheuser-Busch and InBev’s partnership dates back to 1980 with the signing of an agreement between Anheuser-Busch and Labatt Breweries for the sale and distribution of Budweiser in Canada. This has been a very successful partnership has allowed Budweiser to become the number one beer in Canada and Bud Light to become the fastest-growing beer brand today. AB and InBev’s partnership has been extended to South Korea where Budweiser is twice the size of the largest international competitor.
In 2006, AB and InBev signed an important distribution agreement through which AB becomes the exclusive importer of InBev’s import brands in the U.S. Today, AB has fully integrated in its portfolio of brands such as Stella Artois, Beck’s, Bass, Hoegaarden and Leffe. Most recently, AB and InBev joined forces in the Dominican Republic.
The foundation for a collective success is based on a set of shared core values, such as no compromise attitude towards quality, heritage and traditions, a commitment to long-term brand-building and socially and environmentally responsible policies.
Moving to the next slide, you’ll see that Anheuser-Busch InBev will become one of the world’s top five consumer companies, joining the ranks of highly respected and global companies such as PepsiCo and P&G. In EBITDA terms, the combined business would rank in third place in global consumer companies.
This combination is transformational for the industry and provides Anheuser-Busch InBev with an undisputed position in the global beer industry, both in terms of size and profitability. Anheuser-Busch InBev will achieve the combined global marketshare of 26% in terms of volume by combining both companies’ complementary footprints.
Anheuser-Busch InBev had pro forma volume of 460 million hectoliters, revenues of EUR26.6 billion and an EBITDA of EUR7.8 billion on a pro forma basis in 2007. The pro forma EBITDA margin of the combined entity is 29.4%, which is similar to the margin InBev had in its first full year following the merger between Interbrew and AmBev and 500 basis points lower than InBev’s current EBITDA margins.
In addition to Anheuser-Busch InBev becoming a clear global leader, it will have a leading position in three of the five largest markets in the world and three of the top five largest brands worldwide. In China, the world’s largest and fastest-growing beer market, Anheuser-Busch InBev will become double the size of InBev or AB on a stand-alone basis. As you all know, AB’s market-leading position in the U.S. provides even further growth opportunities for some of InBev’s import brands through a full alignment behind long-term growth and providing the opportunity of further portfolio expansion. In Russia, Brazil and Germany, InBev’s strong presence provides long-term growth opportunities for the expansion of Budweiser and Bud Light.
Anheuser-Busch InBev’s strong position [in niche], these top five global beer markets will be supported by a strong portfolio of brands that is unmatched in the industry. In the import premium segment, Budweiser becomes the flagship brand, taking a central role in a portfolio composed by Stella Artois and Beck’s. In these [five] markets, we will also have a leading position in the local premium segment with local juice such as Tsingtao, our partner brand, Michelob, Siberian Crown, Bohemia and Beck’s.
Global brands and local jewels will be supported by strong leaders such as Harbin and Sedrin in China, Bud and Bud Light in the U.S., Klinskoye and Tolstiak in Russia, Brahma Skol, Antarctica in Brazil, and Hasseroeder and Franziskaner in Germany.
Moving to the next slide, when we compare the combined pro forma numbers of the company to its largest competitor, Anheuser-Busch InBev will be over 60% larger in terms of volumes and revenues and more than 140% in EBITDA terms.
The complementarity of our geographical footprints will provide leadership positions in key geographies, including, number one in both North America and Latin America and number two in Europe and Asia. We will continue to have balanced exposure to high-growth developing markets and cash flow generative developed markets, become the most diversified player in the beer industry.
The combined business would have a 57%/43% split between developed and developing markets in revenues and a well-balanced 47%/53% split in operating profit, all on a 2007 pro forma basis. Our complementarity geographic footprint will provide a natural hedge against various economic cycles and currency fluctuations, resulting in a stronger, more dynamic and resilient player.
I’m going to talk about the benefits of the transaction. We believe this combination will deliver substantial costs and top-line synergies. After learning more about AB’s Blue Ocean plan, we feel confident that this plan can be fully delivered as planned by AB’s management team. There are also incremental cost synergies that AB could not deliver on a stand-alone basis, which will add an additional $450 million EBITDA by year 2011.

So our plan is to build on the Blue Ocean plan to deliver a total estimated cost synergy of at least $1.5 billion by year 2011. We also see great potential for top-line synergies, mainly arising from the expansion of the flagship brand, Budweiser, worldwide and also from cross-selling opportunities in China in exchange of best practices in sales and marketing. However, given the intrinsic executional risk nature of top-line synergies, we decided not to include any of them in our financial projections at this time.
We just mentioned we have had discussions with AB’s management on Blue Ocean and we have carefully reviewed the underlying actions required to achieve the savings. The plan was built on a very detailed bottom-up analysis and we are comfortable that working together we will be able to deliver the results.
On this slide, we show some details on the areas of savings. The majority of the savings have been identified in the areas of cost of goods sold and G&A that will result in savings of $730 million by 2011. Products related to the savings are, for example, (inaudible) best practice benchmark emphasized throughout AB’s production facilities, supply chain and material efficiency.
As part of Blue Ocean, AB management has announced an attractive early retirement program that is expected to lead to savings of about $150 million by 2011. Estimated one-time charges related to this program are about $300 million. Further savings will come from debt reductions in nonsalary-related overhead functions in IT spending, which will lead to savings of $215 million by 2011.
In addition to the savings projected by AB, we believe that the cost synergies in China, procurement opportunities given our scale, elimination of overlapping corporate functions and the implementation of cost management best practice, we will be able to exceed these cost savings communicated by AB by about $450 million in 2011. In total, we believe that we will achieve at least $1.5 billion pretax annual run rate cost savings by 2011.
China, the world’s largest and fastest-growing beer market, is another example of how we can leverage our strengths and deliver top-line synergies. Our presence in the Southeast complements AB’s market reach in the Northeast, resulting in an immediate potential for cross-selling opportunities between Budweiser and InBev’s brands.
Moving to the next slide, our intentions to make Budweiser our flagship brand and aggressively pursue international expansion. Again, given the execution risks inherent to any top-line synergies, we have been conservative and have not included any synergies arising from Budweiser expansion in our plans.
Our partnerships in Canada, Korea, Latin America show the great potential that Budweiser has outside of the U.S. Our [cost nets] in the international (inaudible) for Budweiser relies on three pillars — the strength of our operations outside the U.S., the recognition of position of the Budweiser brand and our track record in building global brands.
In terms of footprint, InBev is the market leader in more than 19 markets where Budweiser’s presence is very limited, but where InBev can offer superior distribution capability. These countries include, for example, Brazil, Belgium and Ukraine.
The second factor that gives us confidence in the expansion of Budweiser is its strong global brand recognition position. Given global sponsorship is a leading position in the U.S., the Budweiser brand enjoys high levels of awareness, even in countries where it does not operate, which provides a fertile ground for the brand introduction expansion.
Budweiser has a very aspirational and universal position that our research has proven to be very appealing to consumers around the globe. Expansion of Budweiser will allow us to fully exploit the potential global sponsorships such as football, World Cup. InBev has a track record in transforming local jewels into global brands. Stella Artois is a good example, a local brewer in Belgium, to becoming recognized as a global reference for genuine work in more than 80 countries. Stella Artois today sells 10 million hectoliters worldwide and during the last decade has become the favorite premium brand in the UK. It is also one of the fastest-growing import brands in the U.S. and Canada.
In Argentina, the brand was launched in 2007 and has already reached 32% share of the premium segment, overtaking Heineken as the number one import brand in the country. Beck’s is another example of how we have used InBev’s footprint to transform a local jewel into a global brand. As the number one beer brand in Germany, Beck’s has transformed into Germany’s number one export brand after the combination between Interbrew and Beck’s in the year 2002. Today, Beck’s has 7.5 million hectoliters in sales and is present in more than 120 countries.
Our track record, together with the opportunity to leverage our footprint and the position in recognition of the Budweiser brand makes us comfortable that we will be able to achieve significant incremental Budweiser volumes. As a reference, a 1% incremental marketshare arising from the expansion of Budweiser in InBev’s top 10 markets alone would translate into an annual volume of more than 10 million hectoliters.

In addition to cost synergies, we believe this transaction can add substantial value through the exchange of best practices in sales, distribution, marketing and corporate social responsibility. Both Anheuser-Busch and InBev have disciplined programs of sales and marketing execution that can be combined to achieve the ultimate World Class Commercial Program.
In innovation, both companies have had recent successes such as Bud Light Lime and PerfectDraft in Europe. There is a clear opportunity to cross-fertilize and create real global platforms for product innovation.
Finally, we see a substantial upside in combining the corporate social responsibility practice of AB, elected the second most admired company in the U.S. and InBev, elected the number one value-added beverage company in Europe. Together, we believe we can do much more to achieve our dream of becoming the best beer company in a better world.
I would now like to move to talk a little bit about InBev’s track record of business combinations, InBev’s history, the history of successful combinations and integrations. InBev’s recent M&A activity starts in 1987, with the combination of Jupiler and Stella Artois in Belgium. Since then, Interbrew combined with Labatt’s, the leading brewer in Canada in 1985 and Beck’s, the leading brewer in Germany in 2002.
AmBev was also originated by the merger between the number one and number two players in Brazil in the year 2000, followed by a combination with Quilmes, the number one brewer in Argentina, Uruguay, Paraguay and Bolivia in 2002. The creation of InBev in 2004 by itself is a demonstration of our track record in integrating companies to deliver shareholder value.
Moving onto the next page, we will see that the InBev transaction shows our ability to deliver substantial synergies in transactions with limited geographical overlap. In this transaction, synergies were mainly driven in the procurement, the exchange of best practice and cross-licensing and we are able to deliver well above expectations in a shorter timeframe.
In 2004, InBev publicly shared its dream of achieving 30% EBITDA margin by 2007. In reality, InBev’s EBITDA margin went from 24.7% on a pro forma basis in 2004 to 34.6% in 2007 and we achieved our dream in 2006, one year ahead of schedule.
The InBev transaction generated substantial value for shareholders of both companies over the last three years. This period shares of both InBev and AmBev have more than doubled. We believe that the main driver of performance in combining and integrating companies relies on an early commitment to a single and unique culture based on the principles of ownership, meritocracy and disciplined execution that are fully translated into tools and processes and live day in and day out.
Our track record in synergy delivery can be better exemplified by taking the example of Canada. In Canada, EBITDA margin went from 32.5% to 42.1%, a 10 percentage point margin increase in three years. Despite adverse inflationary pressures, 90% of projected synergies were realized in less than two years, operational costs on a hectoliter basis had decreased by 36.2%. Results similar to what we delivered in Canada were also achieved in other developed markets.
Moving to the next slide, if we have a look back at the three main M&A transactions for the creation of InBev, we can see how we have performed against our commitments, not only in captured cost synergies, but also in growing the business.
In 2000, during the merger of Brahma and Antarctica in Brazil, we were committed to creating a stronger company to compete internationally. Two years after the combination, AmBev was able to combine with Quilmes and expand to Argentina, Uruguay, Paraguay, Bolivia and Chile. Following the combination with Quilmes, AmBev expanded even further to Central America and finally combined with Interbrew in the year 2004.
In 2002, Interbrew acquired Beck’s and committed to transform Beck’s into a global brand. In 2006, Beck’s became the number one German export brand and reached the milestones of 120 countries. Since this transaction, Beck’s has been growing at double-digit rates annually.
In 2002, AmBev also joined forces with Quilmes and committed to synergies of approximately 30% of the combined EBITDA of the companies. In probably one of the most value accretive transactions of InBev’s history, Quilmes EBITDA increased by more than six times since the combination in which more than half can be directly attributed to the effects of the transaction.
Having talked about the benefits for all shareholders in this transaction, I would also like to say why I believe this transaction is positive for all the stakeholders involved. Consumers can be assured that we will maintain and strengthen what makes Bud the great American lager. As a combination of local brewers ourselves, we are highly committed to the heritage, traditions and product quality, which is, at the end, what makes our brands what they are. We also intend to expand Budweiser to consumers all over the globe to provide them with the opportunity to make this iconic brand their favorite brand too.
Given AB’s efficient production footprint in the U.S., all U.S. breweries will remain open and we count on the full support of the wholesalers and their three tier system to continue delivering outstanding results. St. Louis will be the headquarters of our North American operations and will be made global home for expansion of the flagship Budweiser brand. We will maintain the Pestalozzi Street Brewery and other traditions that are part of the soul of Anheuser-Busch such as Grant’s Farm and the Clydesdales.
Our dream is to become the best beer company in a better world by bringing together the best practices of each company for employees, communities, and the environment into a global platform. We believe we can achieve more than either company could do on its own.
Just wanted to finalize by saying that we are very excited about this transaction. It is the dream of our management and a transformational deal that shapes the industry creating a global beer — the global leader in beer. The potential synergies identified will allow us to create value for shareholders, stakeholders involved. We look forward to completing this transaction as fast as possible, to have management teams working together and focus our efforts on selling our brands, which is what we know and like and love to do best. Thank you. I will now open for questions. Please, Maria.

QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS). Marc Leemans, Bank Degroof.

Marc Leemans - Bank Degroof — Analyst
Good afternoon or good morning, gentlemen. Congratulations with this transaction. A few questions, if I may. If I look at the final page of — the [one that last] on the presentation, we’re looking at the capital increase of roughly $9.8 billion. Is that correct?

Carlos Brito - InBev — CEO
Yes, that correct.

Marc Leemans - Bank Degroof — Analyst
Okay, could you give me some more detail on the divestitures of noncore assets? I think the entertainment business will be sold. Perhaps also the packaging, but probably also other stuff, perhaps within InBev.

Carlos Brito - InBev — CEO
Yes, at this point, we have, of course, alternatives that we identified through the process and we’re going to communicate that in due course.

Marc Leemans - Bank Degroof — Analyst
All right, perhaps one last, if I may. You say the dividend will be (inaudible). Does that mean you will not pay any dividend for the next coming two or three years or will that go back to, let’s say, EUR0.72, which you paid in 2006?

Carlos Brito - InBev — CEO
Yes, our dividend policy anticipates a minimum dividend of 25% and then as we go back to the previous levels, that is about the expected payment during the first two to three years and after that, we should resume to the current levels.

Marc Leemans - Bank Degroof — Analyst
All right. Thank you very much.

Operator
James Edwardes Jones, Execution.

James Edwardes Jones - Execution — Analyst
Yes, good morning, guys, three questions if I may, very quickly. First when you took — when AmBev combined with Interbrew, the cost savings that were identified then were about EUR140 million, which is equivalent to about 2% of Interbrew’s revenues. What is so different this time that you think you can get savings equivalent to about 8% of Anheuser-Busch’s revenues? Second, I think between the debt and the equity bridge financing, you have got financing in place of about $54.8 billion for an acquisition of $52 billion. What is the gap between the two? What’s happened with that $2.8 billion?
Finally can I just confirm, I think I heard you say that the coupon on the net debt was going to be 4.5%. I’m not sure how that reconciles with LIBOR of about 5.8% plus another 175 basis points. Is it a pre- and post-tax number or something like that?

Felipe Dutra - InBev — CFO
Let me start then from the coupon, your last question we set between 4.5% and 5.5%. We see the six-month LIBOR around 2.7%. Then you add 150 basis points on top of that. The three-year swap into 6 at LIBOR is more towards 4%. That is the range that is pretax.
Then the difference between EUR54.8 billion and the EUR52 billion, there is an extra page on the presentation at the appendix reconciling the numbers, but I would say up front the difference is for us to deal with the AB debt to be refinanced at needs. That is about EUR1.3 billion and the fees related to this transaction, which is around another EUR1.3 billion.

Carlos Brito - InBev — CEO
James, on the first question — this is Brito — we see this time an enlarged opportunity given a couple of things. First, when we did Interbrew/AmBev, you’re talking about three countries and then, of course, there’s different implications when you talk about focus and scale. Here, we are talking about, of course, many countries, but mainly one country, the U.S., which will be our main country with very, very good marketshare position, very strong brands and the great scale in one geography. So a lot of focus, a lot of scale in one location, which we like very much, the (inaudible) we like a lot.
Second, this transaction gives us an unheard scale in terms of our industry. So it’s something that we — we see opportunities that before we couldn’t see in terms of suppliers, partnerships and different things we can do with the kind of scale that we will get at the closing. And I think, first and foremost, the Blue Ocean plan. I mean we have been in meetings for the last three days with Anheuser-Busch top management. We have to say we are very impressed on how bottom-up detailed that plan was and that gives us a lot of confidence because, of course, at this point, they know the business much better than we do and with the skill sets we have from previous integrations, we think we can do even more than we had previously in our plan. So that is why, this time, it is different than the other times.

James Edwardes Jones - Execution — Analyst
Got it. Thank you very much.

Operator
Simon Hales, Dresdner Kleinwort.

Andrew Holland - Dresdner Kleinwort — Analyst
It’s actually Andrew Holland here. Just a couple of questions, if I may. Can you remind us where you don’t have or Anheuser doesn’t have control of the Bud brand and how you’ll get that back from licensees and contract brewers? Secondly, have you have any discussions with regulators about getting the deal approved? Thirdly, can you just take us through the tax rate and WACC — sorry — the tax rate you have used for your ROIC and the WACC that you’re using in that calculation?

Felipe Dutra - InBev — CFO
Yes, Felipe, here. The WACC we are using for this transaction is the 7.75%, despite being too early to anticipate the expected effective tax rate for this deal as we still have to work together and put in place the pro forma IFRS financials. However, it is fair to assume that that number should be between 25%, 27%. As soon as we have a more precise number, we will be sharing it with the market, but 25%, 27% is a good estimate at this stage.

Carlos Brito - InBev — CEO
Andrew, on the first question — I guess it was the first question — in terms of Budweiser, we have here a great year for Europe and Europe out of the 35 countries, in 16, we can use the name Budweiser. In the other 16 — in 15 others, we can use the name Bud. In two others, we can use Anheuser-Busch Bud, and in just in two very small ones, we can use Anheuser-Busch [B]. So in most of the countries, yes, we can use Budweiser and/or Bud. That for us is great because those are the two names that are recognized by consumers around the world — Budweiser and Bud, so that’s great.

Andrew Holland - Dresdner Kleinwort — Analyst
Sorry, there was just one, whether you have had any discussions with regulators to get an idea of how easily you will get this through — approved by regulators.

Carlos Brito - InBev — CEO
Yes, Andrew, regulations, we’re going to start now that we have signed. We going to start talking to them and we have all the paperwork ready to file. We don’t foresee, given that this is a deal about complementary footprints, not about overlapping, we don’t foresee any major issues. Of course, we have to go through the process and again, we have all the paperwork and we will have the cooperation from AB, of course, in terms of data and everything.

Andrew Holland - Dresdner Kleinwort — Analyst
Okay, thank you.

Operator
Melissa Earlam, UBS.

Melissa Earlam - UBS — Analyst
Good afternoon. A couple of questions, please. First of all, could you give us an update on the status of your discussions with Grupo Modelo? Secondly, could you just talk a little bit more about working capital savings that you might be planning because obviously you have had a lot of success in your own fiscal year on these? Would this be incremental to the $1.5 billion that you are guiding to for cost synergies and how big, if it’s incremental, can we expect that this might be? Finally, just to clarify one point, the deal WACC you’re using, did you say 7.75%? Thanks.

Carlos Brito - InBev — CEO
For Modelo, let me tell you this. We have had some very positive discussions with them the last few days. We see a great future, a great partnership that we could build together. We are very excited about this opportunity. We think we can be great partners and we don’t believe, at this point, that this will constitute in any way any impediment to the deal we’re talking about today.

Felipe Dutra - InBev — CFO
So let me take your question related to working capital. No, we are not accounting for any potential working capital gains as part of the $1.5 billion of synergies. That is why we said at least $1.5 billion. I am thinking InBev has been increasing the focus and in priority in terms of working capital management since last year. We delivered great results in moving from a positive working capital into a negative working capital scenario when we look at that number as a percentage of net sales. It is modestly negative, but we like to benchmark a lot. We see Reckitt Benckiser out there doing much better than we do, which drives a lot of excitement in terms of things we could do better.
We see AB is very good in working capital management as well and we will be exchanging our best practices, focusing on delivering working capital improvements as a way to quickly deleverage the company. I would say that as part of the Blue Ocean plan as was announced by AB, a kind of $200 million improvement in CapEx expenditures over time. That number is not included into the $1.5 billion and as it drives cash impact as part of value creation for this whole transaction. Finally the question on cost of capital, yes, it’s 7.75%, confirming that number.

Melissa Earlam - UBS — Analyst
Thank you.

Operator
Kris Kippers, Petercam.

Kris Kippers - Petercam — Analyst
Yes, good morning, thanks for taking my call. I had a small question regarding the savings of $1.5 billion at least. Could you state something more on what would be the best case scenario in this case? Also another question regarding the fact that the Budweiser cross-selling is not in there. What are your cross-selling targets? Do you have calculated them? Could you elaborate a little bit on that? Also, on the one-off costs, could you give some more details on that? Thank you.

Felipe Dutra - InBev — CFO
The $1.5 billion, that is our number, our target, our commitment for the next three years, so that is the number we should achieve by the year 2011. We have delivered on prior commitments, so we are very confident about these numbers, especially after seeing Blue Ocean, which, again, is a great program that they put together and they’ve been working on that for quite a while.
On the second question — sorry — you asked also about top line. On top line, we decided that, at this point, to take the view to have a more conservative view. Again, we’ve always said we see lots of synergies in terms of cross-selling brands, our brands, but especially Budweiser, the flagship brand, across to our footprints. I think it’s a great opportunity. Budweiser has done a great job in North America and in China. Now with our footprint, I think we can do what they have done so successfully in these markets, also Canada and Mexico, and so many other countries. But at this point, taking a conservative view, we decided not to include in the $1.5 billion, but it is in our plans, internal plans.

Kris Kippers - Petercam — Analyst
Could you also elaborate on the third question regarding one-off costs?

Felipe Dutra - InBev — CFO
One-off costs, AB already anticipated one-off costs of about $300 million. We believe that number could be slightly higher. We are conservatively taking a range between $400 million to $600 million of our valuation money.

Kris Kippers - Petercam — Analyst
Okay, thank you.

Operator
Carlos Laboy, Credit Suisse.

Carlos Laboy - Credit Suisse — Analyst
Good morning or good afternoon. Two questions, one, Brito, do you want the other 50% of Modelo? Does this deal constitute a fundamental business disagreement with Modelo? The second topic I wanted to touch on relates to the U.S. We all know that you have to abide by a three tier structure. It is a matter of law. But my question is different. It is what is your long-term vision of both the size of AB’s distributor network? Are there too many distributors and of the current distributor support spending levels?

Carlos Brito - InBev — CEO
Carlos, in terms of Modelo, again, it is support that we’d love to have. We have had very good discussions with them in the last few days. We think there is a great opportunity, great upside for us and them. Corona is a great brand to be also expanded through our footprint if they so wish. We are partners when the transaction closes. Of course, we intend to work in that fashion with them and so we see a great future. So at this point, we’re talking to them. Conversations have been in very good grounds and I think it is sort of a great partnership going forward. So we are very excited and we respect them a lot, what they did with their brand and what their business in Mexico and the U.S. is just amazing. So very excited to be able to be in contact with them now.
In terms of the distribution system, we recognize that the wholesalers in the U.S., the AB wholesalers, are an integral part of the way AB was able to build this great business and great brands in the U.S., which support fully the three tier system. It is a great system. It works. You talk to owners, to wholesalers that have been in the business for generations and Carlos, you have known us for a long time. Ownership for us, it’s a key principal in our culture and we like to talk to owners because they’re worried about the short term, but mainly they’re worried about the long term. Being a brand-building company, we love to work with people, business partners, that worry about and invest in the long term. So we like this relationship a lot.
I have learned from the early days in the ‘90s when we did a lot of benchmark with AB and the way they manage their wholesaler system, they way they interacted with the wholesaler panel, a very important piece of the whole relationship, and we have transplanted that, you know that, to some of the countries we operate like Brazil and now Belgium and other countries. So we respect that. We think it’s a very strong pillar and we have no intention to change that. We think it is one of the things that really gives AB its strength in the system.

Carlos Laboy - Credit Suisse — Analyst
Thanks. Congratulations, Brito.

Operator
Nico Lambrechts, Merrill Lynch.

Nico Lambrechts - Merrill Lynch — Analyst
Carlos, three questions. Could you confirm the combined entity tax rate? You said 25% to 27%. Would it be correct that I imply that the tax rate for Anheuser-Busch U.S. would then be 32% and how do you achieve such a low tax rate?

Felipe Dutra - InBev — CFO
That implies the InBev one being between the 20% and 22% and the 25% to 27%, yes, it is confirmed. It is part of the way that we will be structured in terms of where the debt will be placed and that’s it. We’re not anticipating any potential goodwill deductibility for tax purposes, not at all.

Nico Lambrechts - Merrill Lynch — Analyst
At the moment, it does not include any goodwill deductibility, but there is a potential that that —?

Felipe Dutra - InBev — CFO
No, well, there is nothing close. There is no plan at this stage to benefit from that. If we see a window of opportunity in the future, we will evaluate, but it is not part of the plan. I also said that now we have to work together and put in place the financials under IFRS. As soon as we do that, we will refresh the number to the market, but currently 25% to 27% is a fair assumption.

Nico Lambrechts - Merrill Lynch — Analyst
Would most of the debt be in U.S. dollars and within the Anheuser-Busch operating entity?

Felipe Dutra - InBev — CFO
Well, based on our risk management [post] approach, we have been managing the debt, the currency exposure in line with the cash flow generation. Then we should have a balanced — this credit facility will be withdrawn in U.S. dollars and then we will manage through its swaps or forward agreements in order to keep the balance between cash flow generation and outstanding debt in terms of currency profile.

Nico Lambrechts - Merrill Lynch — Analyst
Excellent. Then, Felipe, the range for the cost of debt that you guys — 4.5% to 5.5%, would the debt at the current LIBOR be at the low end of that and the range is taking into account potential increases in interest rates? Is that correct?

Felipe Dutra - InBev — CFO
No, this range is for the $45 billion credit facility. There is a bridge to disposal as part of that facility. Therefore, let’s say the residual (inaudible) debt should be around $38 billion. The range we’re giving — if we keep this debt fully floating and based on the six-month LIBOR of 2.7%, then you’ll get to the lower end of this range. Then if we put a swap into to fix it, a three-year swap around 4%, then we go to the upper range, to the upper side of this range. And then it will depend a lot on the hedge or strategy. But based on our approach, it is fair to assume that at least 25% of this debt will be fully swapped and to fix it. Then you can get to your own estimate in terms of blending.

Nico Lambrechts - Merrill Lynch — Analyst
Okay, understood. So if it is fully flexible — floating, it will be at 4.5%? If it is fully fixed and swaps are in place, it will be 5.4%?

Carlos Brito - InBev — CEO
That’s it. You got it.

Nico Lambrechts - Merrill Lynch — Analyst
Got it. In terms of the equity raising, will it be in the form of a rights issue and would the existing investors participate in that rights issue?

Carlos Brito - InBev — CEO
Well, the structure we put in place right now gives us full flexibility in terms of form of the equity. Meaning in other words, between now and up to six months after closing, we can do one or more than one transaction. Rights issue, it is the natural one. But we’re not excluding potential mandatory convertible and/or accelerated book building at this stage given the full support from this (inaudible) to this transaction. It is fair also to assume that (inaudible) will bring new money. Meaning in other words, if rights is the issue, they will not only adopts a [tale swallowing] strategy, but will bring some new money to the table, reducing the equity needs.

Nico Lambrechts - Merrill Lynch — Analyst
Okay, understood. Then in terms of the disposed businesses, is it possible to give an indication of the EBIT that will be associated with that or if you can give an EBIT multiple or an EBITDA multiple so that we know what to strip out?

Carlos Brito - InBev — CEO
Not at this stage, Nico. We set a clear criteria for that, being a nonstrategic asset, but also in terms of avoiding a significant tax leakage. The $7 billion for disposal is already after tax. We put together a list of potential assets from InBev and from AB. But no, unfortunately, at this stage, there is nothing I could anticipate in terms of implied multiple and/or related EBITDA.

Nico Lambrechts - Merrill Lynch — Analyst
Then a final question. In your financial calculations, have you basically based your return on invested capital, etc., on you fully consolidated mainly Anheuser-Busch business? If you did that, what value did you strip out in, sorry, Modelo and Tsingtao?

Felipe Dutra - InBev — CFO
We use the market value for both.

Nico Lambrechts - Merrill Lynch — Analyst
Latest market values?

Felipe Dutra - InBev — CFO
Yes.

Nico Lambrechts - Merrill Lynch — Analyst
Okay, thank you very much.

Operator
Chris Wickham, MainFirst.

Chris Wickham - MainFirst — Analyst
I was just wondering, like Nico, if I could just ask you a quick four. Just in terms of due diligence and conversations, I just wonder what portion of the distributors you talked to and including also what was the response from control states? I was wondering perhaps also if you could just talk a bit about the apparent shift between an element of hostility in some of the sort of proposed Board changes that you’ve put out and the now friendly nature of the deal? Is that just simply to do with the change in price? Third one, I was just wondering on the $360 million of these cost synergies, what portion of that $360 million is ZBB and VPO synergies or do we capture some of those already in the Blue Ocean?
Then finally, I’m just wondering what your approach is going to be going forward towards marketshare management and your expectations on pricing. Clearly there is quite a severe downward movement in pricing. There’s quite heavy discounting in 2005 and it has been quite a lot of hard work for the industry to recover from that. I am just wondering what approach you’d like to have towards pricing, whether it might differ from the existing or the experience we have in the past three to four years. Thank you and congratulations.

Carlos Brito - InBev — CEO
Thanks. In terms of our engagement with their Board and now at the top management of AB, again, we are very happy that this transaction turned out to be a friendly one. We believe together we can achieve much more. I think the thing to understand here, Chris, is that we have been partners with AB for 28 years, since 1980. So we’ve known their top management. We respect them. We like what they do. And I think from what they told us, they also shared some of the same feelings. So I think, of course, in terms of procedure, sometimes you go one way or the other, but we’ve always said since the beginning that our preferred way would be the friendly, negotiated way in the engagement of their Board and top management. I’m very happy to say that we are so glad when a couple days ago we’re able to sit down because, again, we have known each other for so many years and talk about the future as opposed to other things. So we’re very happy with that. I don’t know, August, if you want to add to that from your side or Dave?

Dave Peacock - Anheuser-Busch — VP, Marketing
This is Dave Peacock. Yes, we met for the last few days with Brito and his team and we were very impressed with the dialogue and the commitment, as Brito says, to the future. The belief and confidence they have in the Blue Ocean plan and really our entire five-year plan that we shared with them that included both top line and Blue Ocean really reassured us at this was a good combination for us.
And to speak real quick — I know, Chris, you asked about distributors in control states and I know obviously InBev has some relationships through our import agreement with distributors. We obviously have been talking with distributors. I think Brito said it best. There is a strong reinforcement to the three tier system and they have reassured us and I believe in what they’re saying that that is going to continue.
And as control states is not really an issue within the beer industry in the United States, it is more of a liquor and wine issue, we, except for one county in Maryland called Montgomery County, go through independent distributors in just about every market. There is not a controlled state situation like you see in the liquor industry here in the U.S. So that is not relevant necessarily to the discussion, but I think Brito said it best that we are very committed to going forward, working closely, and insuring that we deliver on the plan that we’ve communicated.

Carlos Brito - InBev — CEO
Thanks, Dave. In terms of prices, since we are in the period between signing and closing, I would rather not comment on that subject.

Felipe Dutra - InBev — CFO
Finally on synergies, we see ZBB and VPO as best practices in managing fixed and vertical costs. We’re not making a distinction here other than saying, well, we’re confident that the Blue Ocean synergies will be captured based on the AB plan. We see some additional ones, that $360 million that was referred to in our slides. That is coming primarily from procurement efficiencies, bigger scale, elimination of our corporate overlapping for the [flagships] and then some cost management best practices that are related to VPO and ZBB that, in total, should lead to at least $1.5 billion. But it is all inked into that number.

Chris Wickham - MainFirst — Analyst
Sorry, just to clarify, not all of the $360 million is VPO and ZBB, then?

Felipe Dutra - InBev — CFO
No, no, no because naturally, as you implement both programs, you should drive some of the cost savings that were already considered as part of the Blue Ocean.

Chris Wickham - MainFirst — Analyst
Okay, that’s great. Thank you very much indeed.

Operator
Trevor Stirling, Sanford Bernstein.

Trevor Stirling - Sanford Bernstein — Analyst
Good afternoon, Brito, Felipe. Two quick questions. The first one, you may not be in a position to answer this, but as part of the equity issue, would you consider a new U.S. equity issue as part of the fund raising?
The second thing in terms of competition clearance issues, clearly this’ll have to go through the U.S. Department of Justice. Outside the U.S., would I be right in thinking that the UK is one where clearly there will be a material change with 18 — adding in the AB will make a material change that likely will need consideration by the UK authorities?

Carlos Brito - InBev — CEO
I think we will have to evaluate the U.S. listing going forward. I would say today it is not the main priority. The main priority is to get this deal closed and being able to move as fast as possible in terms of the successful integration and assuring synergies will be captured.

Felipe Dutra - InBev — CFO
Trevor, in terms of your second question and what we’re going to do as we do in the U.S. is that we’re going to do all the customary filings across the world where we don’t see any significant issue at this point because again it’s all about complementarity and not overlapping.

Trevor Stirling - Sanford Bernstein — Analyst
Okay, thank you very much.

Operator
Gerard Rijk, ING Wholesale Banking.

Gerard Rijk - ING Wholesale Banking — Analyst
Three questions. First about the restatement of the profits of Anheuser-Busch to IFRS, which direction do you expect? Is that upwards or is that downwards?
Second question is about the phasing of the savings of the $1.5 billion that is in three years time, but can you give a phasing in year one, year two and in year three?
The third question is on Modelo because I think that has become not really clear whether Modelo has the right to buy back that mix of 50% stake now held by Anheuser-Busch because of this bit and against which conditions?

Felipe Dutra - InBev — CFO
Let me then start from the savings. We are assuming a linear capture for the savings, one-third, one-third, one-third. We have all the incentives in place to accelerate that, but I think that a fair assumption for your model.
In terms of accounting, no, it is too early to anticipate any direction. First view is that adjustments should not be material, but then as we execute the financials, we should also provide you guys a kind of historical pro forma basis. We see this deal in terms of relevance as a transformational deal. Therefore, instead of treating as the standard scope change approach in our number, we will restate the past, restate the (inaudible) part of the organic exactly the same way we did by the time we announced it, the AmBev and Interbrew combination.

August Busch, IV - Anheuser-Busch — President & CEO
In terms of Modelo, Gerard, again we have had some very positive discussions. We see a great future that we could build together. They have built an amazing brand, an amazing business. We respect them a lot and again, we think together we can do more and that is what we will pursue with them in discussions. So far, discussions have been very positive and we see no grounds for impeding our transaction.

Gerard Rijk - ING Wholesale Banking — Analyst
Thank you.

Operator
Thank you. At this time, I would like to turn the call back over to Carlos Brito for any closing remarks.

Carlos Brito - InBev — CEO
Okay, thanks. First, let me say that I am very happy that our conversations turned out the way we have always wanted, which is of friendly conversation and very happy to have August and his team totally onboard helping us to build this great company. Mostly very happy that August accepted to be part of our Board at closing. That will be great in terms of leadership, reference point, just great knowledge source of learning for us and a great guy to have in terms of the U.S. business in the Budweiser brand. It’s a great person, I respect for him a lot, to get along very well and to be great to have him at our Board of the combined company at closing.
So we are very excited to build this great company even further. It’s always been our dream. Of course, we just signed. Now we need to close and try to do it quickly so we can get down to business, which is what we like to do. We are very excited about start building this great future, this great company together with the AB top management. So that is it on my side. August, thank you very much for participating. Dave, anything on your side, closing remarks?

Dave Peacock - Anheuser-Busch — VP, Marketing
Thanks a lot, Brito. No, we are very excited at Anheuser-Busch and remain very committed to delivering on all the commitments that we have made both to you and to shareholders.

Carlos Brito - InBev — CEO
Great, guys. Thanks a lot. Thank you very much for your time and see you next time. Thanks.

Operator
Thank you. That does conclude today’s InBev combination with Anheuser-Busch conference call. You may now disconnect your lines at this time. Have a wonderful day.

Anheuser-Busch InBev Creating the Global Leader in Beer July 14 , 2008

Forward Looking Statements:
Certain statements contained in this report that are not statements of historical fact constitute forward-looking statements, notwithstanding that such statements are not specifically identified. In addition, certain statements may be contained in the future filings of InBev and Anheuser-Busch with the Securities and Exchange Commission (“SEC”), in press releases, and in oral and written statements made by or with the approval of InBev that are not statements of historical fact and constitute forward-looking statements. Examples of forward-looking statements include, but are not limited to: (i) statements about the benefits of the merger between InBev and Anheuser-Busch, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the merger; (ii) statements about the timing of the merger between InBev and Anheuser-Busch; (iii) statements of strategic objectives, business prospects, future financial condition, budgets, projected levels of production, projected costs and projected levels of revenues and profits of InBev or Anheuser-Busch or their managements or boards of directors; (iv) statements of future economic performance; and (v) statements of assumptions underlying such statements.
Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict and outside of the control of the management of InBev and Anheuser-Busch. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: (i) the risk that the businesses of InBev and Anheuser-Busch will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (ii) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (iii) revenues following the merger may be lower than expected; (iv) operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (v) the ability to obtain governmental or regulatory approvals of the merger on the proposed terms and schedule; (vi) the failure of shareholders of InBev or Anheuser-Busch to approve the merger; (vii) local, regional, national and international economic conditions and the impact they may have on InBev and Anheuer-Busch and their customers and InBev’s and Anheuser-Busch’s assessment of that impact; (viii) increasing price and product competition by competitors, including new entrants; (ix) rapid technological developments and changes; (x) InBev’s ability to continue to introduce competitive new products and services on a timely, cost-effective basis; (xi) containing costs and expenses; (xii) governmental and public policy changes; (xiii) protection and validity of intellectual property rights; (xiv) technological, implementation and cost/financial risks in large, multi-year contracts; (xv) the outcome of pending and future litigation and governmental proceedings; (xvi) continued availability of financing; (xvii) financial resources in the amounts, at the times and on the terms required to support future businesses of the combined company; and (xviii) material differences in the actual financial results of merger and acquisition activities compared with expectations of InBev, including the full realization of anticipated cost savings and revenue enhancements. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to InBev or Anheuser-Busch or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. InBev and Anheuser-Busch undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

IMPORTANT INFORMATION
This communication may be deemed to be solicitation material in respect of the proposed acquisition of Anheuser-Busch by InBev. In connection with the proposed acquisition, InBev and Anheuser-Busch intend to file relevant materials with the SEC, including Anheuser-Busch’s proxy statement on Schedule 14A.
INVESTORS OF ANHEUSER-BUSCH ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ANHEUSERBUSCH’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and security holders will be able to obtain the documents free of charge through the website maintained by the SEC at www.sec.gov, and Anheuser-Busch stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Anheuser-Busch. Such documents are not currently available.
InBev and certain of its directors and executive officers and other persons, and Anheuser-Busch and its directors and certain executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Anheuser-Busch common stock in respect of the proposed transaction. Information regarding InBev’s directors and executive officers is available in its Annual Report for the year ended December 31, 2007, available at www.InBev.com/annualreport2007. Information about the directors and executive officers of Anheuser-Busch and their respective interests in Anheuser-Busch by security holdings or otherwise is set forth in its proxy statement relating to the 2008 annual meeting of stockholders, which was filed with the SEC on March 10, 2008. Investors may obtain additional information regarding the interest of the participants by reading the proxy statement regarding the acquisition when it becomes available.

Agenda • Transaction Summary Anheuser-Busch Highlights Transaction Rationale Transaction Benefits Track Record in Business Combinations Closing Remarks and Q&A

Transaction Summary
· Anheuser-Busch and InBev to combine and create Anheuser-Busch InBev, the global leader in beer and one of the top five consumer companies in the world · Leading positions in five of the largest beer markets in the world — More than double the profitability of its largest competitor on a pro-forma basis — Balanced exposure to developing markets and developed markets · Outstanding portfolio of beer brands globally — Three of the top five largest brands worldwide - Flagship Budweiser brand to further expand in Europe, Latin America and Asia · Significant value creation for all shareholders from synergies neither company could obtain on a stand-alone basis · Creation of a stronger company to benefit consumers, wholesalers, communities and other stakeholders

Key Transaction Highlights OFFER SUMMARY · All-cash consideration of $70 per Anheuser-Busch share -Total equity consideration of $52 billion -Transaction recommended by Anheuser-Busch’s and InBev’s Board of Directors -Board of Directors of combined company will be comprised of existing directors of InBev, Anheuser-Busch President and CEO August Busch IV and one other current or former director of Anheuser-Busch’s Board -Transaction expected to close by year-end and conditioned upon regulatory approval and Anheuser-Busch / InBev shareholder approvals KEY METRICS · Anheuser-Busch transaction value of $62 billion -Implied EV/EBITDA ’08E(a) multiple of 12.4x -Multiple in line with comparable transactions in the industry VALUE CREATION · Significant value creation potential through cost synergies -Cost synergies of at least $1.5 billion equally phased in over three years -ROIC anticipated to exceed WACC in year two -Transaction EPS neutral in 2009 and accretive in 2010 on a normalized basis (a) I/B/E/S 2008E EBITDA consensus estimate. Source Bloomberg.

Transaction Financing: Signed Loan Documentation FINANCING Senior acquisition credit facility of $45 billion Including $7 billion bridge financing for divestitures of non-core assets from both companies InBev has a commitment for up to $9.8 billion in equity bridge financing which will allow the company flexibility to choose the timing and form of equity offering for a period of up to six months after closing Weighted average pre-tax cost of debt: Libor + 150 bps LEADING INSTITUTIONS

Committed to Rapid De-Leveraging CREDIT PROFILE Highly committed to maintaining a strong investment grade profile DE LEVERAGING Rapid de-leveraging expected through strong free cash flow generation Group financial target of net debt / EBITDA < 2x remains unchanged Enhanced focus on working capital improvements to drive strong free cash flow generation DIVIDEND POLICY Current payout should be reduced for a period of 2-3 years before returning to current levels Reducing the company’s leverage to its historical level of below 2x EBITDA is of the highest priority to Anheuser-Busch InBev’s management

Agenda Transaction Summary • · Transaction Rationale · Transaction Benefits · Track Record in Business Combinations · Closing Remarks and Q&A

Leading Brands in the World’s Largest Beer Profit Pool Two iconic brands, Bud Light and Budweiser, are United States’ best selling beers... UNITED STATES MARKET SHARES 48% ~30% Anheuser-Busch MillerCoors ...as well as #1 and #2 top selling brands worldwide

An Exceptional Portfolio of Leading Brands Segment A-B Brands A-B Rank Premium Light Bud Light 1 Premium Budweiser 1 Above Prem. Light Mich Ultra, Mich Light 1 Sub-Premium Busch 1 Sub-Prem. Light Natural Light, Busch Light 1 Ice Brands Natural Ice 1 Non-Alcohol O’Doul’s 1

Strong Product Innovations and Pipeline

World Class Production and Distribution System
Highly efficient 12 brewery-footprint combined with a fully dedicated and primarily exclusive wholesalers network provide strong foundation for growth

Successful Equity Investments with Exceptional Brands and Market Positions · 50.2% stake in Grupo Modelo · 56% market share in Mexico, the 3rd largest beer profit pool · 27% stake in Tsingtao, leading Chinese premium brewer · China is the world’s largest and fastest growing beer market

Agenda • Transaction Summary • Anheuser-Busch Highlights • Transaction Rationale • Transaction Benefits • Track Record in Business Combinations • Closing Remarks and Q&A

Natural Next Step in a Successful Long-Term Partnership Introduction of Budweiser in Canada Anheuser-Busch becomes 1980 19872006 2007 2008 — In 2004, Budweiser became the the importer of InBev’s #1 brand in Canada portfolio in the U.S. Creation of — Bud Light is the country’s fastest Anheuser-Busch growing beer InBev Partnership Partnership extended to extended to the Dominican Republic South Korea · Management of Anheuser-Busch and InBev have been co-operating successfully based on a set of shared values - “No compromise” commitment to quality, heritage and traditions — Commitment to long term brand building — Socially and environmentally responsible policies

Top Five Consumer Products Company in the World ENTERPRISE VALUE €148,2 €104,0 €71,6 €70,0 €65,8 €58,6 €41,4 €40,7 €33,7 €28,5
€30,9 €40,7
P&G Nestlé A-B InBev Coca-Cola PepsiCo Unilever Kraft InBev Diageo Danone 2007 EBITDA
€14.1 €11.1 €7.8 €6.3 €6.3 €6.2 €5.0 €3.8 €3.4 €2.7
€2.8 €5.0
P&G Nestlé A-B InBev PepsiCo Coca-Cola Unilever InBev Kraft Diageo Danone Note: Enterprise values based on closing share prices as at 11 July 2008. Reported EBITDA numbers calendarized to 31 December

Global Leader with Significant Profitability Upside Potential 2007 FIGURES
INBEV ANHEUSER-BUSCH(a) -BUSCH INBEV(a) ANHEUSER-BUSCH INBEV(a)
TOTAL VOLUMES (b) 271 mhl + 189 mhl 460 mhl REVENUES €14.4 billion + €12.2 billion €26.6 billion EBITDA €5.0 billion + €2.8 billion €7.8 billion
EBITDA MARGIN 34.6% 23.0% 29.4%
(a) Anheuser-Busch financials converted from USD into Euro at a FY2007 average €/$ exchange rate of 1.37. (b) Adjusted for equity brands.

Leading Positions in World’s Top 5 markets MARKET SHARES InBev MARKET SHARES IN THE TOP 5 GLOBAL MARKETS MARKET SHARES IN THE TOP 5 GLOBAL MARKETS Leading Positions in World’s Top 5 markets TOTAL VOL (MHL) 293 mhl Anheuser-Busch A-B InBev #1: CHINA 293 mhl 11.4% 9.6% 21% #2: U.S. 215 mhl < 2% 48.5% 50% #3: RUSSIA 110 mhl 19.3% < 1% 20% #4: BRAZIL 102 mhl 68.6% < 1% 69% #5: GERMANY 97 mhl 9.3% < 1% 10% Source: Platologic

Unmatched Brand Portfolio in Top 5 markets IMPORT PREMIUMS CHINA LOCAL PREMIUMS LOCAL CORE U.S. RUSSIA BRAZIL GERMANY (a) Equity brand

Industry Transforming Transaction (€in billions) 2007 Total Volumes (hl in millions) 460 284 271 +62% 189 150 130 A-B InBev SABMiller InBev A-B Heineken Carlsberg 2007 Revenues €26.6 €16.7 €15.8 €14.4 €12.2 €8.9 +61% 2007 EBITDA €7.8 €5.0 €3.2 +143% €3.1 €2.8 €1.5 A-B InBev InBev SABMiller Heineken A-B Carlsberg Note: Data based on calendar year-end. Carlsberg and Heineken are pro forma estimates for the joint acquisition of Scottish & Newcastle.

Geographical Complementarity and Balanced Exposure to High-Growth and Mature Markets REVENUES(a) OPERATING PROFIT(a) 43% 57% 53% 47% Developed Markets Developing Markets (a) Developing Markets: Include InBev operations in Central and Eastern Europe, Russia, China, Brazil, Argentina and other South-America operations and Anheuser-Busch’s holdings in Grupo Modelo and Tsingtao at their respective equity interests. 2007 Pro-Forma Figures. Sources: InBev, Anheuser-Busch 10-K.

Agenda • Transaction Summary • Anheuser-Busch Highlights • Transaction Rationale • Transaction Benefits • Track Record in Business Combinations • Closing Remarks and Q&A

Cost Synergies Summary ASSUMP TIONS Management fully confident in delivery of synergies under Blue Ocean plan • Further cost synergies foreseen due to the combination • Top-line synergies including Budweiser expansion, cross selling in China and exchange of sales and marketing best practices not included in our projections BREAK DOWN $730 m $150 m $215 m $55 m $360 m $1.5 bn COGS & G&A Overhead Other China Other Total

Significant Cost Synergies Building on “Blue Ocean”
COGS & G&A RUNRATE 2011 Overhead Other ...and What the Combination with InBev Can Add: Other Cost synergies estimated to reach at least $1.5 billion phased in equally over 3 years Process Benchmarking Improved materials usage Supply chain $730m $150m Early retirement and headcount reductions Total reduction of 1,185 positions What Anheuser-Busch Has Planned... $215m $360m Non-salary overhead spending and salaried benefits benchmarking IT spending and SKU reduction Procurement efficiencies Elimination of corporate overlapping functions Cost management best practices China $55m Cost synergies in China

Cross Selling Opportunity in China

	InBev	Anheuser-Busch
# of breweries	20[a]	15[b]
Volume sold	33.4 mhl	28.2 mhl
Employees	15,000	8,000+

COMBINED COMPANY

61.6 MHL VOLUME SOLD



Heilongjiang
Jilin
Liaoning
Hebei
Beijing
Neimongu
Ningxia
Shanxi
Shandong
Jiangsu
Gansu
Shaanxi
Henan
Shanghai
Hubei
Anhui
Sichuan
Zhejiang
Jiangxi
Hunan
Fujian
Guizhou
Yunan
Guangxi
Guangdong
Hainan
Primarily InBev presence
Primarily Anheuser-Busch presence
InBev brewery
Anheuser-Busch brewery

Strong complementarity between Anheuser-Busch's and InBev's operations; significant potential for Budweiser

(a) Does not include JV's and bottling plants.
(b) Includes Foshan brewery, scheduled to start operating in December 2008.

InBev

Potential for Budweiser Expansion INBEV’S FOOTPRINT BUDWEISER AWARENESS & POSITIONING TRACK RECORD · High awareness of Budweiser brand in markets where it has limited presence • Budweiser positioning is universally appealing to beer consumers • InBev is the leading brewer in 19 markets where Budweiser has limited presence or InBev can offer a superior distribution footprint ✓For example: Brazil, Belgium, Ukraine • Stella Artois 10.0 mhl worldwide volume in 2007 • Leadership position in the UK, available in more than 80 countries • One of the fastest growing import brand in US and Canada • #1 International premium in Argentina overtaking Heineken 2 years after launch • Beck’s 7.5 mhl worldwide volume in 2007 • #1 German export beer • Present in more than 120 countries A 1 p.p. incremental market share of Budweiser in InBev’s top 10 markets would represent an incremental volume of 10 mhl

Further Upside from Sharing Best Practices

	Anheuser-Busch	InBev	Anheuser-Busch InBev
SALES AND DISTRIBUTION	■ Wholesaler management and excellence programs	■ World Class Commercial Program (WCCP)	■ Best in industry sales and distribution capabilities
MARKETING	■ Budweiser brands ■ Sports sponsorship ■ Advertising	■ Expansion Stella Artois / Beck's internationally ■ Local jewels	■ Expand Budweiser internationally ■ Global sponsorships
INNOVATION	■ Bud Light Lime ■ Chelada ■ Landshark	■ PerfectDraft ■ Beck's Gold / Vier ■ Bohemia	■ Global platforms for innovation
CSR	■ 2nd most admired company in US ■ Philanthropic outreach ■ Responsible enjoyment	■ #1 "Value Added" beverage company in Europe ■ Foundations ■ Responsible enjoyment	■ Combination of best practices to achieve our dream: "best beer company in a better world"

InBev

Agenda • Transaction Summary • Anheuser-Busch Highlights • Transaction Rationale • Transaction Benefits • Track Record in Business Combinations • Closing Remarks and Q&A

InBev — A Successful Combination of Local Brewers 1987 1995 2000 2002 2004 2002

InBev has a track record of delivering synergies on transactions with limited geographical overlap InBev’s transaction synergies driven by procurement, best practices and cross-licensing InBev achieved normalized EBITDA of €3.3 billion in 2005 and €4.2 billion in 2006 compared to pre-deal analysts’ consensus of €2.9 billion in 2005 and €3.4 billion in 2006 for the combined entity SHARE PRICE PERFORMANCE (3Y) INBEV MARGIN EVOLUTION Strong Track Record of Delivering Synergies InBev Case SYNERGIES +990 bps 50 100 150 200 250 300 May 05 May 06 May 07 May 08 InBev (rebased) AmBev (rebased) €3,339 €4,239 €4,992 €2,116 €1,498 28.6% 31.9% 34.6% 24.7% 21.3% 2003 Standalone 2004A 2005A 2006A 2007A Normalized EBITDA % Margin 113.9% 112.8%

Strong Track Record of Delivering Synergies
Canada Case


CANADA
EBITDA MARGIN EXPANSION
~10 p.p. EBITDA margin expansion
32.5%
5.2%
2.8%
1.6%
42.1%
2004
04-05
05-06
06-07
2007

COMMENTS

- ~10 p.p. margin expansion over three years
- ~50% of total ZBB cost savings achieved already after one year
- ~90% achieved after two years
- Significant achievements despite adverse inflationary conditions
- Similar results achieved in other developed markets

Source: InBev Management

InBev

AMBEV CREATION (2000) COMMITMENTS DELIVERY KEY TRANSACTIONS AMBEV/QUILMES COMBINATION (2002) BECK S ACQUISITION (2002) Expansion of Beck’s worldwide Became #1 selling German beer in the world in 2006 with distribution in more than 120 countries Average volume growth of approximately 10% between 2004-2007 Synergies of approximately 30% of combined EBITDA in Quinsa’s markets Stronger company to compete internationally EBITDA from operations in Latin American countries (excluding Brazil) expanded from $92 million (2002) to $563 million (2007) Exports of Quilmes portfolios of brands to AmBev’s countries Expand throughout Latin America 2000 pre-tax synergies of R$100 million Combination with Quilmes, expansion to Central America, and InBev transaction 2000 pre-tax synergies of R$192 million EBITDA expansion from R$1,505 million (2000) to R$4,537 million (2004) Strong Track Record of Delivering Synergies AmBev, Beck’s and Quilmes Cases

Benefits to Consumers, Wholesalers and Community ST. LOUIS • Bring together the best practices of each company for employees, community and the environment into a global platform which can achieve more than either company could on its own COMMUNITY CONSUMERS • Commitment to heritage and traditions • Commitment to product quality • Budweiser international expansion • St. Louis headquarters to have expanded role for the North American region • St. Louis to be made global home for expansion of the flagship Budweiser brand • Pestalozzi street brewery, Grant’s Farm, Clydesdales BREWERIES AND WHOLESALERS • All US breweries to remain open • Full support for wholesalers and the three-tier system

Agenda • Transaction Summary • Anheuser-Busch Highlights • Transaction Rationale • Transaction Benefits • Track Record in Business Combinations • Closing Remarks and Q&A

Closing Remarks
· Transformational deal reshaping the beer industry · Creating a global leader in beer · Synergies providing significant value creation · Expecting closing by end of year and expeditious integration

Agenda • Appendix

Offer Analysis: Sources and Uses of Funds USES OF FUNDS SOURCES OF FUNDS Term A Bridge to DCM (12+12 mo.) Term B Bridge on Disposals Term C 3 year Bullet Bank Loan Term D 5 year Bullet Bank Loan (incl. $1bn RCF) New Equity Total Sources of Funds Rollover Debt (a) Total Transaction Value (a) $8.2bn less $1.3bn expected to be refinanced. Offer price for A-B Share Number of Shares (Fully Diluted) Equity Value A-B Debt to be Refinanced Fees and Transaction Costs Total Uses of Funds A-B Debt to Be Assumed (b) Total Transaction Value ($ in billions) $70.00 746mm $52.2bn $1.3 $1.3 $54.8bn $6.9 $61.8bn $12.0bn $7.0 $13.0 $13.0 $9.8 $54.8bn $6.9 $61.8bn

Offer Analysis: EBITDA Multiple Reconciliation
($ in billions) 12.4x $8.5 ($0.3) $52.2 $49.1 ($10.6) ($0.8) $3.9 Equity Value Total Debt Cash Modelo Tsingtao Enterprise 2008E Equity Equity Value EBITDA (a) Investment Investment (a) I/B/E/S 2008E EBITDA consensus estimate. Source Bloomberg.